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                                  EXHIBIT 21.1





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                                                                    EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY



URI, Inc., a Delaware Corporation

URI Minerals, Inc., a Delaware Corporation

Beltline Resources, Inc., a Texas Corporation

Hydro Restoration Corporation, a Delaware Corporation

Hydro Resources, Inc., a Delaware Corporation

Uranco, Inc., a Delaware Corporation